Exhibit (h)(2)

STEWARD FUNDS, INC.

FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT

THE NORTHERN TRUST COMPANY

March 1, 2019

(i)

FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of March 1, 2019 by and between Steward Funds, Inc. (the “Fund”), a Maryland corporation, and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Fund is a Maryland corporation and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain Northern to provide fund accounting and administration services with respect to the Fund, and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           APPOINTMENT. The Fund hereby appoints Northern to provide services as described hereinafter for the Fund on behalf of its series (each a “Portfolio”) as listed on Schedule A to this Agreement (which may be amended from time to time), for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

2.           REPRESENTATIONS AND WARRANTIES.

(a)	Northern represents and warrants to the Fund that:

(i)	Northern is a banking corporation, duly organized and existing and in good standing under the laws of the State of Illinois and shall remain so as long as this Agreement is in effect;

(ii)	Northern is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification;

(iii)	Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of Northern that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other laws affecting rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity;

(iv)	All requisite actions have been taken to authorize Northern to enter into and perform this Agreement;

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(v)	Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi)	Northern shall comply in all material respects with all laws, rules and regulations applicable to its fund administration and accounting services business;

(vii)	no legal or administrative proceedings have been instituted or threatened which would materially impair Northern’s ability to perform its duties and obligations under this Agreement;

(viii)	Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern; and

(ix)	Northern has developed and implemented policies and procedures reasonably designed to prevent or detect instances when it is not conducting its business in compliance with all applicable laws and regulations, both state and Federal.

(b)	The Fund represents and warrants to Northern that:

(i)	the Fund is a corporation, duly organized and existing and in good standing under the laws of Maryland;

(ii)	the Fund is an investment company properly registered under the 1940 Act;

(iii)	the Fund has the power under applicable laws and by its organizational documents to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Fund that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other laws affecting rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity;

(iv)	all requisite actions have been taken by the Fund to authorize the Fund to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would impact the Fund’s ability to perform its duties and obligations under this Agreement; and

(vi)	the Fund’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

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3.           DELIVERY OF DOCUMENTS. The Fund will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a)	actions of or on behalf of the Fund authorizing the appointment of Northern to provide certain services to the Fund and approving this Agreement;

(b)	the Fund’s governing documents, e.g., Articles of Incorporation and By-Laws;

(c)	the Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Fund’s Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

(d)	opinions of counsel, if any, and auditors’ reports; and

(e)	such other agreements, certificates and documents as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4.           SERVICES PROVIDED.

(a)	Northern will provide the following services subject to the control, direction and supervision of the Fund or its designee and in compliance with the procedures which may be established from time to time between the Fund and Northern; and all reasonable resolutions and policies implemented by the Fund:

(i)	Fund Administration, and

(ii)	Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b)	Northern will also:

(i)	provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);

(ii)	provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii)	furnish equipment and other materials, which are necessary for provision of the services contemplated herein ; and

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(iv)	keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable. Northern shall create and maintain all records relating to its obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder and under applicable Federal and state laws. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder (1) are the property of the Fund; (2) will be furnished promptly to the Fund or any successor administrator upon request in a format or formats and upon a time frame to be mutually agreed but that will permit the Fund to maintain its business operations in the ordinary course and meet its reporting obligations under applicable law; and (3) shall at all times during regular business hours of Northern be open for inspection and use by duly authorized officers, employees and agents of the Fund and by the appropriate employees of the Securities and Exchange Commission or any other regulatory agency having jurisdiction over the Fund’s business.

5.           FEES AND EXPENSES.

(a)	As compensation for the services rendered to the Fund pursuant to this Agreement, the Fund shall cause to be paid to Northern quarterly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed quarterly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full quarter period and shall be payable upon the date of such termination.

(b)	For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Directors.

(c)	The Fund may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses at its customary rates and charges as agreed upon by the parties.

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(d)	Northern will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse Northern reasonable expenses incurred for any services, equipment or supplies ordered by or for the Fund through Northern and for any other reasonable expenses that Northern may incur on the Fund’s behalf at the Fund’s request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers and members; processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of partnership existence; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective shareholders of the Fund; expenses of printing and production costs of shareholder reports; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with shareholder meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses and other customary Fund expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Fund or of any Portfolio. The Fund will reimburse Northern for the Fund’s share of the cost of such services based upon the actual usage by the Fund of the services for the benefit of the Fund.

(e)	All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a quarterly basis and shall be due and payable upon receipt of the invoice.

(f)	In the event that the Fund is more than sixty (60) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by Northern. The Fund must notify Northern in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6.           DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a)	Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the reasonable care, skill, prudence and diligence that may reasonably be expected of a professional fund administrator and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement (the “Standard of Care”). For purposes of this Agreement, Northern’s failure to satisfy the Standard of Care in connection with the performance of Northern’s duties or obligations hereunder shall be considered “negligence” by Northern.

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(b)	Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misconduct, willful misfeasance, fraud, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement. Northern shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c)	Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Fund shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or the Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)	any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement, except to the extent that a loss or expense is directly caused by or resulting from Northern’s willful misconduct, willful misfeasance, fraud, bad faith, or negligence or reckless disregard by Northern of its obligations and duties specifically set forth in this Agreement;

(ii)	the good faith reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

(iii)	the Fund’s refusal or failure to comply with the terms of this Agreement or the Fund’s actions, or lack thereof, involving willful misconduct, willful misfeasance, fraud, bad faith, or negligence or reckless disregard by the Fund of its obligations and duties specifically set forth in this Agreement;

(iv)	the material breach of any representation or warranty of the Fund hereunder;

(v)	the taping or other form of recording of telephone conversations or other forms of electronic communications with members, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(vi)	the good faith reliance on or the carrying out by Northern or its officers or agents of any instructions reasonably believed to be given by a duly authorized person, or requests of or by the Fund or recognition by Northern of any certificates which represent investor interests and are reasonably believed to bear the signatures of the officers of the Fund and the countersignature of any transfer agent or registrar of the Fund;

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(vii)	any delays, inaccuracies, incompleteness of, errors in or omissions from information or data provided to Northern by data, corporate action or pricing services or securities brokers and dealers;

(viii)	the offer or sale of securities by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(ix)	any failure of the Fund’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;

(x)	the failure of the Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations, except to the extent that such failure to comply is directly caused by or results from Northern’s willful misconduct, willful misfeasance, fraud, bad faith, or negligence or reckless disregard by Northern of its obligations and duties specifically set forth in this Agreement; and

(xi)	all actions, inactions, omissions, or errors caused by or resulting from the willful misconduct, bad faith or negligence of third parties to whom Northern or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund; provided that each of such third parties was chosen by the Fund.

If any loss, damage, cost, tax, attorneys’ fee or expense, payment, expense or liability incurred by Northern and for which indemnification is available to Northern hereunder arises or results from any action or inaction taken with respect to or on behalf of less than all the Portfolios of the Fund, only the Portfolios with respect to which such action or inaction was taken shall be responsible for such loss, damage, cost, tax, attorneys’ fee or expense, payment, expense or liability.

(d)	In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Fund for any loss or expense caused by such reasonable reliance.

(e)	Northern shall indemnify and hold each Portfolio harmless from and against, any and all losses, damages, costs, taxes, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by the Portfolio that directly arise out of or are directly attributable to Northern’s willful misconduct, willful misfeasance, fraud, bad faith, or negligence or reckless disregard of its duties hereunder, except to the extent that a loss or expense is directly caused by or resulting from the Fund’s or a Portfolio’s willful misconduct, willful misfeasance, fraud, bad faith, or negligence or reckless disregard by the Fund or a Portfolio of their obligations and duties specifically set forth in this Agreement.

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(f)	In connection with any indemnification provided pursuant to this Agreement, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third-party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third-party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified party shall use reasonable efforts to mitigate any loss for which the indemnifying party may be liable under its indemnification.

(g)	The indemnifications contained hereunder shall survive the termination of this Agreement.

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(h)	Upon reasonable request of the Fund, Northern shall provide the Fund with a copy of Northern’s Service Organizational Control (SOC) 1 reports (or any successor reports) (a “SOC Report”) prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16).

7.           CONFIDENTIALITY. Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator, Northern agrees to treat confidential all records and other information relative to the Fund disclosed by the Fund to Northern during the term of this Agreement, and to not use such records and information for any purpose other than performance of Northern’s responsibilities and duties hereunder. Northern may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Northern where Northern may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Fund, however Northern agrees to provide the Fund with notice of such request to the extent permitted under applicable law.

8.           NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Fund:

Steward Funds, Inc.

15375 Memorial Drive, Suite 200

Houston, Texas 77079

Attention: Chief Compliance Officer

Fax: No notices hereunder shall be delivered via fax

If to Northern:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention: GFS Relationship Manager – Steward Funds

Fax: No notices hereunder shall be delivered via fax

9.          WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

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10.         FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control (including but not limited to power or other mechanical failure, work stoppage, computer virus, national state or local disaster, communication disruption or errors or interruptions caused by the Fund or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion, fission or radiation), such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes provided that with regard to Northern, Northern has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations. In this regard, Northern shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions in the event of power or other mechanical failure, work stoppage, computer virus, national state or local disaster, governmental action, communication disruption or other event that may impair Northern’s performance of services hereunder and that is beyond Northern’s control. Northern will maintain a business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. Northern will test the adequacy of its business continuity plan at least annually. Upon request by the Fund, Northern will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts Northern’s provision of services under this Agreement, Northern’s will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan. Northern represents that its business continuity plan is appropriate for its business as a provider of fund administration and accounting services to investment companies registered under the 1940 Act. Northern shall also enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level Northern believes consistent with other similarly situated providers of fund administration and accounting services, for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. If access or use of Northern’s services is interrupted, the appropriate backup shall be activated within a commercially reasonable time to minimize disruptions. In the event of a service disruption due to reasons beyond Northern’s control, Northern will use commercially reasonable efforts to mitigate the effects of such a disruption. Upon reasonable request, Northern shall discuss with the Fund any business continuity plan of Northern and/or provide a high-level presentation summarizing such business continuity plan.

11.         AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12.         TERM. This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(f), this Agreement shall continue in effect unless terminated by either party on three months’ prior written notice. Upon termination of this Agreement, the Fund shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

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13.         SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

14.         ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.

15.         HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

16.         GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

17.         COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.         ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof whether oral or written.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

STEWARD FUNDS, INC.

By:	/s/ Jim A Coppedge
Name:	Jim A Coppedge
Title:	Chief Compliance Officer

(CORPORATE SEAL)

The undersigned, Patricia L. Mims, does hereby certify that she is the duly elected, qualified and acting Secretary of Steward Funds, Inc. (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Agreement on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Patricia Mims
Secretary

CROSSMARK GLOBAL INVESTMENTS, INC.

	By:	/s/ Jim Coppedge
	Name:	Jim Coppedge
	Title:	General Counsel & Chief Compliance Officer

THE NORTHERN TRUST COMPANY

	By:	/s/ Bryan Rooney
	Name:	Bryan Rooney
	Title:	Vice President

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SCHEDULE A

FEES, EXPENSES AND PORTFOLIOS

Fund Administration and Accounting

A.	For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees as agreed between the Fund and Northern from time to time. The initial fees are set forth in the attached Annex 1 to this Schedule.

B.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Fund.

C.	List of Portfolios for which services are to be provided:

Steward Covered Call Income Fund

Steward Global Equity Income Fund

Steward International Enhanced Index Fund

Steward Large Cap Enhanced Index Fund

Steward Small-Mid Cap Enhanced Index Fund

Steward Select Bond Fund

A-1

ANNEX 1
TO SCHEDULE A

Fee Schedule

A-2

SCHEDULE B
FUND ADMINISTRATION SERVICES DESCRIPTION

Northern shall provide the following services, in each case, subject to the direction of the Fund and in accordance with the policies and procedures established by the Fund:

Description of Administration Services on a Continuous Basis:

•	Maintain Board and regulatory filing calendars;
•	Prepare for filing with the Securities and Exchange Commission (“SEC”) the following documents (as required): Form N-CEN, Form N-CSR, Form N-Q, Form N-PORT, Form N-PX, Form N-MFP, Form N-CR, Form N-LIQUID and all amendments to the Registration Statements, including annual updates of the Prospectus(es) and Statements Additional Information for each Portfolio and any supplements thereto;
•	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of related payment, if necessary;
•	Work with vendor and adviser to prepare and file necessary blue sky filings as required by the laws of individual states and U.S. jurisdictions;
•	Obtain and maintain the Fund’s fidelity bond and directors and officers errors and omissions insurance policies at the expense of the Portfolios and coordinate the fidelity bond filing under Rule 17g-1 with the SEC;
•	Work with Fund counsel in the preparation and filing with the SEC of proxy statements;
•	Attend and assist in the conduct of shareholder meetings and prepare scripts for and minutes of such meetings;
•	Advise and consult with Fund management and the investment adviser on matters pertaining to new Portfolio launches or new share classes, and assist with the deregistration of a Portfolio/class when applicable;
•	Prepare and review with Fund counsel and Fund management the agenda, resolutions and notices for all requested Board of Directors and Committee meetings, attend meetings as appropriate or requested, prepare minutes for Board and Committee meetings;
•	Maintain books and records for information under the control of or produced by Northern for each Portfolio as required under Rule 31a-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and comply with SEC requirements in advance of and during examinations;
•	Assist each Portfolio in the production of documentation for routine regulatory examinations of the Fund and each Portfolio relative to Board and Committee meetings and filings described herein and work closely with the legal counsel in response to any non-routine regulatory matters;
•	Monitor each Portfolio’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise Fund management and the applicable investment adviser of any potential or actual violations;
•	Provide periodic testing of the Portfolio (s) requirements under the 1940 Act and limitations contained in the Registration Statements as may be mutually agreed upon, including compliance reporting to the designated Officer(s) of the Fund;
•	Compute tax basis provisions for both excise and income tax purposes;

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•	Facilitate and support the preparation of the Fund’s Federal and state tax returns (including Form 1120-RIC, Form 8613, and any applicable state returns) and extension requests by the Fund’s independent accountants, review the tax returns prepared by the Fund’s independent accountants for consistency with Northern’s tax provisions and knowledge of the Fund, and provide copies to the Fund’s Treasurer for review, execution and filing;
•	Prepare any supplemental tax information that is required at calendar year-end for mailing to shareholders or designated parties (including the ICI primary and secondary layouts sent to the broker dealer community);
•	Calculate annual minimum distribution calculations (income and capital gain) prior to their declaration;
•	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants and provide applicable Fund information, as requested, and office facilities for audits as necessary;
•	Provide applicable Fund information, as requested, in connection with audits and examinations by regulatory bodies;
•	Prepare the annual and semi-annual shareholder reports (not including any Shareholder Letters or Management’s Discussion of Fund Performance) for typesetting by a financial printer (and facilitate subsequent changes to the typeset drafts) and the quarterly schedules of investments;
•	Prepare for review by the designated Officer(s) of the Fund annual fund expense budgets, perform accrual analyses and roll forward calculations and recommend changes to Fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses and obtain authorization of accrual changes and expense payments;
•	Prepare and furnish total return performance information for the Portfolio (s), including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management;
•	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by Northern;
•	Provide Northern’s Compliance Program for Registered Fund Clients annually; and
•	Provide the results of testing of the key controls of Northern’s Compliance Program for Registered Fund Clients quarterly.

B-2

SCHEDULE C
FUND ACCOUNTING SERVICES DESCRIPTION

Northern shall provide the following services, in each case, subject to the direction of the Fund and in accordance with the policies and procedures established by the Fund:

Description of Accounting Services on a Continuous Basis:

•	Maintain the books and records for the Fund’s assets including records of all securities transactions;
•	Calculation of the Portfolio s Net Asset Value per share utilizing prices obtained from mutually agreeable sources and transmitting valuation as required by the Fund and the investment adviser;
•	Execute Security Pricing in accordance with Fund’s pricing policy;
•	Reconcile positions, entitlements, accruals and cash with custody records and provide the investment adviser with the beginning cash balance available for investment purposes;
•	Calculate monthly SEC yield, as applicable, and transmit information as required by the investment adviser;
•	Verify and timely record investment buy/sell trade tickets when received from the investment adviser for the Portfolio;
•	Compute, as appropriate, and in consultation with the Fund’s auditors and tax advisors, the net income and capital gains and losses, dividend payables, dividend factors, yields and weighted average maturity;
•	Determine unrealized appreciation and depreciation on securities held by the Fund;
•	Amortize premiums and accrete discounts on securities purchased at a price other than face value as directed by the Fund;
•	Post Fund transactions to appropriate categories;
•	Accrue expenses as established in the expense budget of the Fund;
•	Determine the outstanding receivables and payables for all security trades, portfolio share transactions and income and expense accounts and distributions in accordance with the Fund policies and procedures;
•	Coordinate with the Fund’s independent auditors and provide accounting reports in connection with the Fund’s regular annual audit and other routine audits and examinations by regulatory agencies; and
•	Maintain historical tax lots for each security.

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